                                                         Exhibit (d)(I)(1)(b)(i)

                               ECLIPSE FUNDS INC.

                    AMENDED AND RESTATED MANAGEMENT AGREEMENT


                                   SCHEDULE A
                             (as of January 1, 2006)



FUND                                                              ANNUAL RATE(1)
All Cap Growth Fund                                                    0.85%
All Cap Value Fund                                                     0.85%
Income Manager Fund                                                    0.65%
Cash Reserves Fund                                                     0.45%(2)
Conservative Allocation Fund                                           0.00%
Floating Rate Fund                                                     0.60%
Growth Allocation Fund                                                 0.00%
Growth Equity Fund                                                     0.70%
Indexed Bond Fund                                                      0.35%(3)
S&P 500 Index Fund                                                     0.25%(4)
Intermediate Term Bond Fund                                            0.60%
Large Cap Opportunity Fund                                             0.70%
Moderate Growth Allocation Fund                                        0.00%
Moderate Allocation Fund                                               0.00%
Short Term Bond Fund                                                   0.60%





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(1) Of each Fund's average daily net assets.

(2) 0.45% on assets to $500 million; 0.40% on remainder of assets.

(3) 0.35% on assets to $1 billion; 0.30% on remainder of assets.

(4) 0.25% on assets to $1 billion; 0.225% on next $2 billion; 0.20% on remainder of assets.




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